Exhibit 10.3
Employment Agreement

This agreement (the “Agreement”) is made effective as of the 21st  day of March, 2011, at the City of Santa Clara, State of California, between Pollex, Inc., referred to below as (“Employer”), and Seong Sam Cho, referred to below as (“Employee”).

Recitals

A. Employer is engaged in the business of the manufacture, design and sale of MP3 products, televisions and other electronic products, as well as online game development and operation.

B. Employee is willing to be employed by Employer, and Employer is willing to employ Employee, on the terms, covenants, and conditions set forth in this agreement.

In consideration of the mutual covenants and promises of the parties, Employer and Employee covenant and agree as follows:

Section I

Nature of and Place of Employment

Employer employs Employee as Chief Financial Officer, and Employee does accept this employment. Employee shall be responsible for day to day operation of Employer, and shall perform any other duties as are customarily performed by one holding such a position in other same or similar businesses or enterprises as that engaged in by Employer, and shall also additionally render any other and unrelated services and duties as may be assigned to him from time to time by Employer.

Section II

Manner of Performance of Employees Duties

Employee agrees that he will at all times faithfully, industriously, and to the best of his ability, perform all of the duties that may be required of and from him pursuant to the express and implicit terms of this agreement, to the reasonable satisfaction of Employer. The duties shall be rendered in Santa Clara, California, Korea and/or at any other place or places as Employer shall in good faith require or as the interests, needs, business, and opportunities of Employer shall require or make advisable.

Section III

Duration of Employment

The term of this agreement shall be for a period of three years, commencing on March 21, 2011 and terminating on March 21, 2014 (the "Employment Period"), subject, however, to prior termination as provided in this agreement.

Section IV

Payment and Reimbursement

Employer shall pay Employee and Employee agrees to accept from Employer, in full payment for Employee’s services under this agreement, compensation at the rate of $1.00 per annum (the “Basic Compensation”).

In addition, Employer agrees that it will reimburse Employee for any and all necessary, customary, and usual expenses incurred by him while traveling for and on behalf of the Employer pursuant to Employer’s directions.

Section V

Discontinuance of Business as Termination of Employment

Anything contained in this agreement to the contrary notwithstanding, in the event that Employer shall discontinue its operations, then this Agreement shall cease and terminate as of the last day of the month in which Employer ceases operations with the same force and effect as if that last day of the month were originally set forth as the termination date of this agreement.

Section VI

Devotion by Employee of Full Time to Business

Employee shall devote all of his time, attention, knowledge, and skill solely and exclusively to the business and interest of Employer, and Employer shall be entitled to all of the benefits, arising from or incident to any and all work, services, and advice of Employee, and Employee agrees that during the term of this agreement he will not be interested, directly or indirectly, in any manner, as partner, officer, director, shareholder, advisor, Employee, independent contractor, agent, consultant or in any other form or capacity, in any other business similar to Employers business.

Section VII

Nondisclosure of Information Concerning Business

Employee further specifically agrees that he will not at any time, in any manner, either directly or indirectly, divulge or communicate to any person, firm, or corporation any information concerning any matters affecting or relating to the business of Employer, including, without limiting the generality of the foregoing, the names of any of its customers, the prices it obtains or has obtained or at which it sells or has sold its products and services, or any other information of, about, or concerning the business of Employer, its manner of operation, its plans, processes, or other data of any kind without regard to whether any or all of the foregoing matters would be deemed confidential, materials, or important. The parties stipulate that as between them, the matters that are important, materials, and confidential are those which affect the effective and successful conduct of the business of the Employer, and its goodwill, and that any breach of the terms of this paragraph is a material breach of this agreement.

Section VIII

Vacations and Holidays

The Employee will be entitled to paid vacation each Calendar in accordance with the vacation policies of the Employer in effect for its executive officers from time to time, but in no event to exceed fifteen days paid vacation and sick days. Vacation must be taken by the Employee at such time or times as reasonably approved by the Chairman of the Board. The Employee will also be entitled to the paid holidays set forth in the Employer’s policies. Vacation days, sick days and holidays during any calendar year that are not used by the Employee during such calendar year may not be used in any subsequent calendar year.

Section IX

Termination

 a)           EVENTS OF TERMINATION
The Employment Period and the Employees Basic Compensation, and any and all other rights of the Employee under this Agreement or otherwise as an Employee of the Employer will terminate (except as otherwise provided in this Section IX):

i)            upon the death of the Employee;

ii) upon the disability of the Employee (as defined in Section 9(b)) immediately upon notice from either party to the other; or

iii) for cause (as defined in Section 9(c)), immediately upon notice from the Employer to the Employee, or at such later time as such notice may specify.

b) DEFINITION OF DISABILITY

For purposes of Section 9(a), the Employee will be deemed to have a "disability" if, for physical or mental reasons, the Employee is unable to perform the Employee’s duties under this Agreement for 45 consecutive days, or 60 days during any twelve month period, as determined in accordance with this Section 9(b). The disability of the Employee will be determined by the board of directors in good faith.

c) DEFINITION OF "FOR CAUSE"

For purposes of Section 9(a), the phrase "for cause" means: (a) the Employee’s breach of this Agreement or the Noncompetition Agreement entered into between the Employer and the Employee (the "Noncompetition Agreement"); (b) the Employee’s failure to adhere to any written Employer policy if the Employee has been given a reasonable opportunity to comply with such policy or cure his failure to comply (which reasonable opportunity must be granted during the ten-day period preceding termination of this Agreement); (c) the appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (d) the misappropriation (or attempted misappropriation) of any of the Employer’s funds or property; or (e) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.

d) TERMINATION PAY
Effective upon the termination of this Agreement, the Employer will be obligated to pay the Employee (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 9(d), and in lieu of all other amounts, and such payment shall be in settlement and complete release of all claims the Employee may have against the Employer for any amounts due and owing to Employee under this or any other agreement. For purposes of this Section 9(d), the Employee’s designated beneficiary will be such individual beneficiary or trust, located at such address, as the Employee may designate by notice to the Employer from time to time or, if the Employee fails to give notice to the Employer of such a beneficiary, the Employee’s estate. Notwithstanding the preceding sentence, the Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of the Employee, to determine whether any beneficiary designated by the Employee is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Employee’s personal representative (or the trustee of a trust established by the Employee) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

i)
Termination by the Employer for Cause. If the Employer terminates this Agreement for cause, the Employee will be entitled to receive his Basic Compensation only through the date such termination is effective, and will not be entitled to any other compensation or benefits for the calendar year during which such termination occurs or any subsequent calendar year.

ii)
Termination upon Disability or Death. If this Agreement is terminated by either party as a result of the Employees disability, as determined under Section 9(b), or death, the Employer will pay the Employee his Basic Compensation through the remainder of the calendar month during which such termination is effective and for the three consecutive months thereafter.

iii)
Benefits. The Employees accrual of, or participation in plans providing for, the any employment benefits other than Basic Compensation will cease at the effective date of the termination of this Agreement, and the Employee will be entitled to accrued benefits pursuant to such plans only as provided in such plans. The Employee will not receive, as part of his termination pay pursuant to this Section 9, any payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the date the notice of termination is given under this Agreement.

Section X

Entire Agreement

This agreement constitutes the entire agreement between the parties relating to the subject matter, and supersedes all prior agreements, understandings or representations of the parties (oral or written) relating to the same subject matter. It is declared by the parties hereto that there are no oral agreements or undertakings between them affecting this Agreement.

Section XI

Waiver or Modification Ineffective Unless in Writing

This agreement may not be modified or amended except by written agreement signed by all the parties. No oral statement heretofore or hereafter made shall affect or change this agreement in any respect.

Section XII

Contract Governed by Law of State of California

This agreement is made in Santa Clara, California, and it shall be construed, interpreted and enforced in accordance with California law.

Section XIII

Benefit

This agreement shall be binding on and inure to the benefit of the respective parties to this agreement and their executors, administrators, heirs, personal representatives, successors and assigns.

Section XIV

Jurisdiction and Venue

        Any dispute hereunder shall be heard only in the Superior or State Court in Santa Clara, California, and the parties submit themselves to the jurisdiction of said courts.

IN WITNESS HEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the day and year first above written.

Pollex, Inc. A Delaware Corporation

By:	/s/ Seong Yong Cho
Name: Seong Yong Cho
Title President

Seong Sam Cho

By:	/s/ Seong Sam Cho
Seong Sam Cho

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